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                                                                      EXHIBIT 99

FRONTIER FINANCIAL CORPORATION                            Contact:
332 SW Everett Mall Way                                   Robert J. Dickson
Everett, WA  98204                                        President & CEO
                                                          (425) 514-0700

NEWS RELEASE

For Release February 2, 2001, 2:00 P.M. PST

                    FRONTIER FINANCIAL CORPORATION COMPLETES
                         MERGER WITH INTERBANCORP, INC.

   EVERETT, WASHINGTON - February 2, 2001 - Frontier Financial Corporation (NASDAQ:FTBK), headquartered in Everett, Washington announced the completion of its merger with Interbancorp, Inc., of Duvall, Washington.

   Interbancorp, Inc. operates Valley Community Bank in Duvall and Kirkland Bank of Commerce in Kirkland, through its wholly owned subsidiary, Inter Bank. The bank has received regulatory approval to open a third office, to be located at Totem Lake. The three offices will be operated as branches of Frontier Bank.

   Inter Bank opened in 1990 and has approximately $65 million in total assets and $54 million in loans. Frontier will exchange .75 shares of its stock for each Interbancorp Inc. share.

   This is the seventh merger completed by Frontier, which opened in 1978 and its third in the last two years. Frontier now has total assets in excess of $1.7 billion, and operates 37 offices located in eight counties in Western Washington.

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Information herein contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "expected", "anticipate", "estimate", "continue", or comparable words. In addition, all statements other than statements of historical facts that address activities that Frontier expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Frontier particularly its Form 10-K for the Fiscal Year Ended December 31, 1999, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.